Exhibit 11

VOTING AGREEMENT

By and Between

OPRAH WINFREY

and

ARTAL LUXEMBOURG S.A.

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is entered into as of October 18, 2015 by and between Oprah Winfrey (“OW”), and ARTAL LUXEMBOURG S.A., a Luxembourg Societe Anonyme (“Artal”).

RECITALS:

WHEREAS, as of the date of this Agreement, Artal Luxembourg S.A. owns 29,443,300 shares of common stock, no par value per share (“Common Stock”), of Weight Watchers International, Inc., a Virginia corporation (the “Company”);

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, (i) the Company and OW are entering into a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of the date hereof, pursuant to which Company will issue and sell, and OW will purchase, 6,362,103 shares of Common Stock (the “Purchased Shares”) and (ii) the Company and OW are entering into a Strategic Collaboration Agreement and, in consideration of OW entering into the Strategic Collaboration Agreement and the performance of her obligations therein, the Company will grant to OW options pursuant to which 3,513,468 shares of Common Stock are issuable upon the exercise thereof (to the extent issued, the “Option Shares”); and

WHEREAS, OW and Artal wish to set forth certain understandings between such parties, including with respect to certain voting matters.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

ARTICLE 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” with respect to any Person, means any other Person with regard to which such Person, directly or indirectly, controls, is controlled by or is commonly controlled. For purposes of the preceding sentence, “control” shall mean the power to direct the principal business management and activities of a Person, whether through ownership of voting securities, by agreement (including, without limitation, in connection with any voting trust, proxy arrangement or similar device), or otherwise.

(b) “Artal Group” means Artal and each and every Artal Transferee. Unless the OW Group is otherwise notified in writing by Artal, Artal shall at all times serve as the designated representative to act on behalf of the Artal Group for purposes of this Agreement and shall have the sole power and authority to bind the Artal Group with respect to all provisions of this Agreement; provided, however, that if Artal chooses to cease to serve as the designated representative of the Artal Group, then Artal or, in the absence of Artal doing so, a majority in interest of the members of the Artal Group at such time shall designate and appoint one member of the Artal Group for purposes of this Agreement, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the Artal Group with respect to all provisions of this Agreement. The OW Group shall be entitled to rely on all actions taken by Artal or such designee on behalf of the Artal Group.

(c) “Artal Permitted Transfer” means (i) a member of the Artal Group that is a limited partnership or limited liability company Transferring to its members or former members or partners or former partners in accordance with its interest in the limited liability company or limited partnership and (ii) any Transfer to an Affiliate of Artal.

(d) “Artal Transferee” means each and every direct and indirect transferee of Artal (including transferees of Equity Securities from any member of the Artal Group so long as such Equity Securities were originally held by Artal) who acquired such Equity Securities in an Artal Permitted Transfer, other than a Person Artal elects in writing not to be an Artal Transferee pursuant to the definition of “Artal Permitted Transfer.”

(f) “Charitable Organization” means The Oprah Winfrey Charitable Foundation or any successor thereto that is an organization described in paragraphs (1) through (5) of Section 170(c) or Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

(g) “Equity Securities” means (i) any Common Stock or preferred stock of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock or preferred stock of the Company (including any option to purchase such a security), (iii) any security carrying any option, warrant or right to subscribe to or purchase any Common Stock or preferred stock of the Company or other security referred to in clause (ii), or (iv) any such option, warrant or right.

(h) “Family Member” means, with respect to any natural person, (i) any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships (each, a “family member”) or estate of such family member or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by such natural person or one or more persons described in clause (i).

(i) “OW Group” means OW and each and every OW Transferee. Unless the Artal Group is otherwise notified in writing by OW (or in the case of her death or permanent disability, her designated legal representative), OW shall at all times serve as the designated representative to act on behalf of the OW Group for purposes of this Agreement and shall have the sole power and authority to bind the OW Group with respect to all provisions of this Agreement; provided, however, that if OW ceases to serve as the designated representative of the OW Group, then OW (or her designated legal representative in the case of her death or permanent disability) shall have the power to designate a new designated representative of the

OW Group, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the OW Group with respect to all provisions of this Agreement. The Artal Group shall be entitled to rely on all actions taken by OW or such designee on behalf of the OW Group.

(j) “OW Permitted Transfer” means (i) any Transfer to one or more entities that are, directly or indirectly, wholly owned by OW, (ii) prior to the death of OW, the Transfer of up to 30% of each of the Purchased Shares and the Option Shares to a Permitted Estate Vehicle (as defined in the Share Purchase Agreement) or to a Charitable Organization, and (iii) upon the death of OW, the Transfer of all or any portion of the Purchased Shares and/or Option Shares to OW’s estate, any Family Member or Charitable Organization.

(k) “OW Transferee” means each and every direct and indirect transferee of OW (including transferees of shares from any member of the OW Group so long as such Purchased Shares and/or Option Shares were originally held by OW) who acquired such Purchased Shares and/or Option Shares in an OW Permitted Transfer.

(m) “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Equity Securities.

(n) “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, government agency, or other entity.

ARTICLE 2. VOTING.

2.1 Election of Directors. On all matters relating to the election of directors of the Company, the OW Group agrees to vote all shares of Equity Securities (whether now owned or hereafter acquired) held by it (or shall consent pursuant to an action by written consent of stockholders of the Company) so as to elect to the Company’s Board of Directors (the “Board”) such individuals that are designated by Artal (the “Artal Directors”).

2.2 Replacement of Directors. In the event that a vacancy is created at any time by the death, permanent disability, retirement, resignation or removal (with or without cause) of an Artal Director and the Artal Group shall have the right to designate a replacement (who shall meet all qualifications required by the Company’s written policies) to fill such vacancy, the OW Group agrees to vote all shares of Equity Securities (whether now owned or hereafter acquired) held by it (or shall consent pursuant to an action by written consent of stockholders of the Company) so as to elect such replacement director to the Board.

ARTICLE 3. GRANT OF PROXY.

3.1 Upon the failure of any member of the OW Group to vote Equity Securities owned by it in accordance with the terms of this Agreement, such member hereby grants to the Artal Group a proxy coupled with an interest in all Equity Securities owned by such member to vote all such Equity Securities in the manner provided in Article 2 hereof. Any proxy granted, or deemed to have been granted under this Section 3.1 shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 3.1 is amended to remove such grant of proxy in accordance with Section 6.8 hereof. Notwithstanding anything to the contrary, the grant of proxy contained herein is limited solely to voting on the matters contained in Article 2 hereof related to the election and replacement of directors.

ARTICLE 4. COVENANT.

4.1 The OW Group agrees to cause each transferee who acquires Equity Securities (other than a transferee that already is party to this Agreement) pursuant to an OW Permitted Transfer to be subject to the terms of this Agreement by executing and delivering a joinder agreement, substantially in the form of Exhibit A hereto.

4.2 The parties to this Agreement acknowledge that the provisions set forth herein results in the formation of a group (the “Voting Group”) (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) comprising the Artal Group and the OW Group, which Voting Group constitutes an Affiliate of the Artal Group. The Artal Group and the OW Group each agree to make such beneficial ownership filings as may be required by the Securities and Exchange Commission, including any Schedule 13D or Schedule 13G filings or amendments thereto, which shall reflect the Artal Group or the OW Group, as the case may be, as a member of such group.

ARTICLE 5. EFFECTIVENESS.

5.1 This Agreement shall not be effective until the Closing (as defined in the Share Purchase Agreement) occurs.

ARTICLE 6. MISCELLANEOUS.

6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein except for matters directly within the purview of the Virginia Stock Corporation Act, which shall be governed by the Virginia Stock Corporation Act.

6.2 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the respective appellate courts thereof for the purpose of any action, claims or suit between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or suit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action, claim or suit other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any action, claim or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each party agrees that for any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring actions, claims and suits either in the U.S. District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each party hereby (i) consents to service of process in any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) to the fullest extent permitted by law, agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.12, will constitute good and valid service of process in any such action, claim or suit and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, claim or suit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

6.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

6.4 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

6.5 Successors and Assigns. Neither party to this Agreement shall assign all or any part of this Agreement, unless in connection with an Artal Permitted Transfer or OW Permitted Transfer, as the case may be, without the prior written consent of the other party to this Agreement.

6.6 Entire Agreement. This Agreement, the Share Purchase Agreement, and the other Transaction Documents (as defined in the Purchase Agreement) and the and the Exhibits and Schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

6.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.8 Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of (i) the Artal Group, (ii) the OW Group and (iii) only with respect to Section 6.9(d), the Company.

6.9 Termination. Except as otherwise specified herein, this Agreement shall continue in full force and effect from the date hereof but shall terminate in the event that any of the following occurs:

(a) the Artal Group and the OW Group, in the aggregate, own less than 50% of the issued and outstanding Common Stock;

(b) In the event that OW in her capacity as Director Designee (as defined in the Share Purchase Agreement) is not elected a director of the Company (other than as a result of her non-compliance with, or inability to satisfy the director eligibility requirements set forth in, Article 4 of the Share Purchase Agreement), this Agreement shall automatically terminate, without any further obligations of OW, the OW Group, or any OW Transferee;

(c) the OW Group owns less than 1% of the issued and outstanding Common Stock; or

(d) the voting and related arrangements contemplated by this Agreement, in the Company’s reasonable determination, constitute a “change of control” of the Company (or such other similar term) under any debt agreements to which the Company is a party; or

(e) the parties hereto terminate this Agreement by written consent of (i) the Artal Group and (ii) the OW Group.

The Company is an intended third party beneficiary of clause (d) of this Section 6.9 and shall have the right, power and authority to enforce the provisions hereof as though it were a party hereto.

6.10 No Circumvention. None of (i) the Artal Group and (ii) the OW Group nor any of their respective successors, assigns, transferees or Affiliates shall take (or permit or acquiesce to) any action to circumvent any of the rights under this Agreement inuring to the benefit of the others.

6.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.12 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the party to be notified at the address as set forth in this Section 6.12 or the signature pages to the joinder agreement substantially in the form of Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

If to Artal Group:

10-12 avenue Pasteur

L-2310 Luxembourg

Luxembourg

Attention: Anne Goffard

Email: goffard@artal.com

With a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention:       Robert Spatt

                        Kenneth B. Wallach

If to OW Group:

Oprah Winfrey

c/o Harpo, Inc.

1041 North Formosa Avenue

West Hollywood, CA 90046

Fascimile: (310) 861-1819

With a copy (not constituting notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn:     Marc Chamlin, Esq. and Lloyd L. Rothenberg, Esq.

Fax:      (212) 656-1076

6.13 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.14 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile or electronic (.PDF) counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date set forth in the first paragraph hereof.

OPRAH WINFREY

/s/ Oprah Winfrey
Oprah Winfrey

[Signature Page to Voting Agreement]

ARTAL LUXEMBOURG S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

[Signature Page to Voting Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT FOR AN OW PERMITTED TRANSFEREE

This JOINDER AGREEMENT (this “Joinder Agreement”) is executed pursuant to the terms of the Voting Agreement, dated as of October 18, 2015, by and between OW, and Artal Luxembourg S.A., a Luxembourg Societe Anonyme (“Artal”), a copy of which is attached hereto and is incorporated herein by reference (the “Voting Agreement”), by the undersigned (the “OW Permitted Transferee”). Capitalized terms used but not defined herein have the meanings set forth in the Voting Agreement. By execution and delivery of this Joinder Agreement, the OW Permitted Transferee agrees as follows:

SECTION 1. Acknowledgment. The OW Permitted Transferee acknowledges that such OW Permitted Transferee has acquired Equity Securities from OW or an OW Permitted Transferee pursuant to an OW Permitted Transfer.

SECTION 2. Agreement. The OW Permitted Transferee (a) agrees that the Equity Securities it owns shall be bound by and subject to the terms of the Voting Agreement to the same extent as if such OW Permitted Transferee were an original party to the Voting Agreement and (b) shall constitute a member of the “OW Group” under the Voting Agreement.

SECTION 3. Notice. Any notice required to be provided by the Voting Agreement shall be given to the OW Permitted Transferee at the address listed beside such OW Permitted Transferee’s signature below.

SECTION 4. Governing Law. This Joinder Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the conflict of laws principles thereof.

A-1

Executed and dated this day of .

OW Permitted Transferee:

[INSERT NAME]

By:

Address for Notices:

E-mail Address for Notices:

A-2